Exhibit n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 20, 2024 with respect to the financial statements of Versus Capital Infrastructure Income Fund as of January 31, 2024 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” and “Financial Statements”.

/s/ Grant Thornton LLP

Chicago, Illinois

February 26, 2024